SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 22, 2008

Intelligroup, Inc.
(Exact Name of Registrant as Specified in Charter)

New Jersey	0-20943	11-2880025
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

499 Thornall Street
Edison, New Jersey		08837
(Address of Principal Executive Offices)		(Zip Code)

(732) 590-1600
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On May 22, 2008, Intelligroup, Inc. and its wholly-owned subsidiary Empower, Inc. (collectively, the “Company”) entered into a revolving credit and security agreement and revolving promissory note (collectively the “Credit Agreement”) with HSBC Bank USA, National Association (the “Bank”). The Credit Agreement is comprised of a three year revolving line of credit pursuant to which the Company can borrow up to $10,000,000 at the Bank’s Prime Rate (as defined in the Credit Agreement) minus 0.85%. The Company also has the option to borrow money for periods of one, two, three or six months at the following interest rate: LIBOR plus 1.50%. The credit facility is collateralized by substantially all of the assets of the United States based operations and all subsidiary stock (not to exceed 65% of the capital stock of any foreign subsidiary). The maximum borrowing availability under the Credit Agreement is based upon a percentage of eligible billed and unbilled accounts receivable of the Company.

     The Credit Agreement provides, among other things, for the following financial covenants: (1) the Company must maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.2 to 1.0, tested quarterly on a rolling four quarter basis; (2) the Company must maintain a Leverage Ratio (as defined in the Credit Agreement) of not greater than 2.5 to 1.00 tested quarterly on a rolling four quarter basis; and (3) the Company must maintain positive net income on an annual consolidated basis, tested quarterly on a rolling four quarter basis. The Company is also required to maintain its primary depository accounts and cash management account with the Bank.

     The foregoing description of the Credit Agreement is qualified in its entirety by reference to such documents which are filed hereto as Exhibits 10.1 and 10.2.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 - Revolving Credit and Security Agreement dated May 22, 2008 by and between Intelligroup, Inc., Empower Inc. and HSBC Bank USA, National Association.

10.2 –Revolving Promissory Note dated May 22, 2008.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTELLIGROUP, INC.

By:	/s/ Alok Bajpai

Name:	Alok Bajpai
Title:	Treasurer and CFO

Date: May 28, 2008